EXHIBIT 6.1

DocuSign Envelope ID: 16FDDEF9-BC55-48F5-AD89-631C11CB24F7

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marlin capital solutions™

June 26, 2019

The following documents are for Printing/Scanning from Rapid Scan 3D, Inc.

Please note that if your vendor has requested a portion or all of the product cost be funded to them prior to the delivery of the product to you, by signing the attached Agreement you are authorizing Marlin to pay the vendor in advance and your payments due under the Agreement will begin despite not having the product, yet.
Please check off each item as it's completed.

☐ Please verify the legal name, billing address and product location on all documents for accuracy.

☐ Agreement signed by an owner/authorized corporate officer from your company where indicated. Cross-outs, white outs and signature stamps cannot be accepted.

Are you or the product you are financing tax exempt? (please circle) YES X NO If yes, please provide your sales tax exempt certificate.

☐ Proof of Location - please provide one of the following showing WebTez Inc at 1673 Donlon Street Suite 202 Ventura CA 93003 :
- Utility bill or Business license or Copy of the real estate space lease

☐ Please provide your email address for account updates and information: pj@modvans.com

☐ Insurance is required on the financed product with 2 options. **No action is needed right now.**

- Option 1: Marlin provides coverage including but not limited to: fire, theft, flood, hurricane, lightning, power surge, wind & accidental damage.
- Option 2: Your agent can send us evidence of insurance per the terms of the Agreement with Marlin.
- You will receive more information when the Agreement commences.

Please sign here once all items are checked: DocuSigned by: Peter Tezza 66DS3379S964158...

There will be a one-time **documentation fee of $134.00.**

In the event that your vendor is not funded in advance of your receipt of the product, you may also be charged interim rent on your first monthly invoice. Interim rent is a partial monthly charge reflecting product usage prior to the date of your first payment.

Feel free to call me directly at _if you have any concerns or questions. I look forward to working with you.

Sincerely,
William McCauley

If you need working capital or have any additional product financing needs, please give us a call!

Marlin Reviewed

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DESCRIPTION OF FINANCED EQUIPMENT (“PRODUCTS”) (Include quantity, make, model, serial number and accessories. Attach schedule if necessary.) MUST BE COMPLETED Printing/Scanning App#: 1367810 CUSTOMER (“YOU”) Company Name (Exact business name): WebTez Inc d/b/a ModVans Address: 1673 Donlon Street Suite 202, Ventura, CA 93003 Phone: 8058566585 Email: pj@modvans.com Federal Tax ID#: Business Type: Corporation State of Inc/Org: Product Location: 1673 Donlon Street Suite 202 Ventura CA 93003 Vendor: Rapid Scan 3D, Inc Address: 20 Corporate Park Irvine CA 92606 Vendor Phone #: 3105290413 Term (Mos.) 60 Total No. of Payments 60 Amount of Each Payment 484.00 (plus applicable taxes) Advance Rentals $0.00 First 0 and Last 0 Mos. Security Deposit $0.00 Payment Frequency Monthly Total Amount Financed $22,774.50 TERMS OF AGREEMENT BELOW 1. You want to acquire the Products from the above vendor . You want Marlin to finance them for you . This Agreement will begin when the Products are delivered to you and will continue for the entire Agreement Term plus any interim period . You will unconditionally pay us all amounts due, without any right to set - off . If we do not receive your Payment by its due date, there will be a late fee equal to 15 % of the late amount (or, if less, the maximum amount allowable under law) which you agree is a reasonable estimate of the costs we incur with respect to late Payments and is not a penalty . Upon your request, we will waive the first assessed late charge . We may charge you (i) a partial Payment (interim rent) for the time between delivery and the due date for the first regular Payment and (ii) a one - time documentation fee up to $ 500 . You agree that we may adjust the Payment amount if the final Products cost varies by up to 15 % from the amount the Payment was based upon . This Agreement is not binding on us until we sign it . You agree a scanned, facsimile, or electronic copy this Agreement and of your signature will be considered as good as an original signature and admissible in court as conclusive evidence of this Agreement . Our copy of this Agreement will be deemed chattel paper and evidence your monetary obligation to us . 2. You have paid us one or more advance payments and/or a security deposit in the amount(s) indicated above . If the Agreement does not commence for reasons other than our own negligence, we may retain such monies to compensate us for our credit and other administrative costs . You agree the security deposit will not bear interest and that we may apply it to any amount owed to us, and if we do so, you agree to restore it to its original amount . You may request the return of the security deposit only after all of your obligations under this Agreement have been met in full . 3. You alone selected the vendor and the Products . You asked us to finance your purchase of the Products . We are not related to the vendor and we cannot get a refund, nor is the vendor allowed to waive or modify any term of this Agreement . Therefore, the Agreement cannot be canceled by you for any reason, even if the Products fail or are damaged and it is not your fault . We are financing the Products for you “as is” and we disclaim all express and implied warranties, including any warranty of merchantability or fitness for a particular purpose . You are responsible for installation and all service . The vendor may have given you warranties . You may contact the vendor to get a statement of any warranties . We assign to you any warranties the vendor may have given us . You shall settle any dispute regarding the Products performance directly with the vendor . You promise that the Products will be used only for business and not for personal, family or household purposes . You will keep and use the Products only at the above address, not move or return them prior to the end of the Agreement Term, and will not allow the Products to be used outside of the United States . Your Payment may include amounts you owe to the vendor under a separate maintenance, service and/or supply arrangement . We may invoice such amounts on the vendor’s behalf for your convenience . You agree that any claims related to maintenance, service or supplies will not impact your obligation to pay us the full amount due under this Agreement . You agree that as to any software financed under this Agreement : we have not had, do not have, nor will have any title to such software but will have all rights of a secured party under the UCC and a continuing security interest in the license . 4. You will be in default under this Agreement if any of the following occur : (a) you fail to make any Payment o r f ai l t o pa y an y o t he r a m oun t du e unde r t hi s A g r ee m en t b y it s du e da t e ; ( b ) yo u f a i l t o co m p l y w i t h an y o t he r t e r m o r cond iti o n o f t h i s A g r ee m en t o r an y o t he r ag r ee m en t be tw ee n us , o r f a i l t o pe r f o r m an y ob li ga ti o n i m pose d upo n y o u r e l a ti n g t o t h i s Ag r ee m e n t o r an y suc h o t he r ag r ee m en t ; o r ( c ) y o u beco m e dec e ase d ( i f t h e C us t o m e r en t i t y unde r t h i s A g r ee m en t i s on e o r m o r e na t u r a l pe r sons ) , g o ou t o f bus i ness , ad m i t you r i nab il i t y t o pa y you r deb t s a s t he y f al l due , beco m e i nso l ven t , m ak e a n ass i gn m en t f o r t h e bene fi t o f you r c r ed it o r s , f i l e ( o r hav e f i l e d aga i ns t you ) a pe titi o n i n bank r up t cy , a t r us t e e o r r ece i ve r o f you r bus i nes s asse t s i s appo i n t ed , o r yo u se l l al l o r subs t an ti a ll y al l of suc h asse t s ; ( d ) yo u al l o w a con t r oll i n g i n t e r es t i n t h e C us t o m e r ( you ) t o b e so l d , t r ans f e rr ed , o r ass i gne d t o a n y pe r s o n ( s ) o r en tit y ( i es ) o t he r t ha n t hos e w h o ho l d a con t r o lli n g i n t e r es t a s o f t h e da t e he r eo f w he t he r b y m e r g e r , sa l e o r o t he r wi se ; ( e ) yo u en t e r i n t o an y m e r ge r o r r eo r gan i za ti o n i n w h i c h t h e C us t o m e r i s no t t h e su r v i v i n g en tit y ; o r ( f ) yo u a ll o w a Blocke d P e r s o n t o hav e o w ne r sh i p i n t e r es t i n o r con t r o l o f C u s t o m e r . “ B l ocke d P e r so n ” m ean s an y pe r s o n o r en t i t y t ha t i s no w o r a t a n y ti m e ( A ) o n a li s t o f S pec i a ll y D es i gna t e d N a ti ona l s i ss u e d b y t h e O ffi c e o f F o r e i g n A sse t s C on t r o l ( “ O F AC ” ) o f t h e U n it e d St a t e s D epa r t m en t o f t h e T r ea s u r y o r an y s ec t o r a l sanc ti o n s i den tifi ca t i o n li s t , o r ( B ) w hos e p r ope r t y o r i n t e r es t s i n p r o pe r t y a r e b l ocke d b y O F A C o r w h o i s sub j ec t t o sanc ti on s i m pose d b y l a w , i nc l ud i n g an y e x ecu ti v e o r de r o f an y b r an c h o r d e pa r t m en t o f t h e U n it e d St a t e s gove r n m en t or (C) otherwise designated by the United States or any regulator having jurisdiction or regulatory oversight over Marlin, to be a person with whom Marlin is not permitted to extend credit to or with regard to whom, a Customer relationship may result in penalties against Marlin or limitations on a lender’s ability to enforce a transaction . 5 . In the event you default under this Agreement, as defined above, we will have the right to take ANY OR ALL of the following actions, in addition to any and all other remedies that may be available to us under law : (i) you authorize us to debit, via the ACH system, any Payment(s) due or amounts owed to us (including the Lender’s Loss) from any bank account(s) we have on file for you or that you may provide us with from time to time (and in our doing so, you agree to be bound by NACHA Operating Rules) ; and/or (ii) repossess or disable the Products, and/or (iii) file a lawsuit against you to collect the Lender’s Loss . The “Lender’s Loss” means the sum of (1) all past due rent then due, plus (2) all rent that will become due in the future during the unexpired term discounted from the dates the respective Payments would be due at a discounted rate of 3 % per annum, plus (3) all other fees, charges, taxes or amounts that are then due . You agree to pay all of our reasonable legal costs, including but not limited to reasonable attorney’s fees, and reasonable overhead for employee time spent on preparing for suit or attempting to collect Payments . You agree to pay ( i ) a conven i enc e f e e f o r a n y P ay m en t y o u e l ec t t o m ak e b y t e l eph o n e a n d ( ii ) a cha r g e o f $ 3 0 i f an y P ay m e n t m ad e b y AC H o r chec k i s d i shono r e d o r r e t u r ned . Th i s A g r ee m en t sha l l b e g o ve r n e d b y t h e l a w s o f t h e C o mm o n w e a l t h o f P enn s y l van i a (w he r e w e ha v e a n o ff i c e a n d ac c ep t e d t h i s A g r ee m e n t) . Y o u ag r e e t ha t an y su i t r e l a t i n g t o t h i s A g r ee m e n t sh a l l b e b r ough t i n a s t a t e o r f ede r a l c o u r t i n Pen n sy l v a n i a . Y o u i rr evocab l y cons e n t an d sub m i t t o t h e j u r i s d i c ti o n o f suc h cou r t s , an d yo u w a i v e a n y c l a i m t ha t an y suc h cou r t i s a n i nconven i en t o r i m p r ope r f o r u m . E ac h pa rt y w a i ve s a n y r i gh t t o a j u r y t r i a l . Y o u g r an t u s a f i r s t p ri o r it y , pu r chas e mone y secu r i t y i n t e r e s t i n t h e Pr oduc t s an d i t s p r oceed s t o secu r e you r ob l i ga t i on s unde r t h i s A g r eemen t . Y o u a u t ho ri z e u s an d ou r agen t s t o f il e U n i f o r m C omme r c i a l C od e ( “ UCC ” ) f i nanc i n g s t a t emen t s t o ev i denc e ou r i n t e r es t i n t h e Pr oduc t s . Y o u wil l p r ov i d e an y l and l o r d o r mo rt gage e w a i ve r s w e r eques t , an d yo u ag r e e t o t ak e an y o t he r a c t i o n w e r eques t t o p r o t e c t ou r i n t e r es t i n t h e P r oduc t s an d ou r r i gh t s unde r t h i s A g r eemen t . A n y w r i tt e n no t i c e he r eunde r t o C us t o m e r o r M a r l i n sha l l b e dee m e d t o hav e be e n g i ve n w he n de li ve r e d pe r s o na ll y o r depo s it e d wit h a r eco g n i ze d ove r n i gh t ca rr i e r se r v i c e o r i n t h e U n it ed St a t e s m a i l , pos t ag e p r epa i d , add r e s se d t o r ec i p i en t a t it s add r es s se t f o r t h o n t h e fi r st pag e o f t h i s A g r ee m en t o r a t suc h other address as may be last known to the sender . 6. You must pay us for all sales, use, and other taxes relating to the Agreement and the Products . We may adjust this Agreement and the Payment above to finance for you any taxes and fees due at Agreement inception . We may bill you based on our estimate of the taxes and fees . You accept all risks of loss, injury or damage caused by the Products and shall indemnify us for all suits and other liabilities arising from the same . This indemnity will continue even after the Agreement has ended . You must maintain acceptable liability insurance naming us as "additional insured" . You must keep the Products insured against all risks of loss in an amount equal to the replacement cost and have us listed on the policy as “loss payee . ” If you do not give us proof of the required insurance within 30 days after the Agreement commences, then depending on the original Products cost we may, but are not obligated to, obtain insurance to cover our interests and charge you a fee for such coverage (including a monthly administration fee and a profit to us) . You can cancel the insurance coverage fee at any time by delivering the required proof of insurance . 7. You may not sell, transfer, assign or sublease the Products or Agreement to anyone else without our prior written approval . You agree to keep the Products free and clear of all liens and claims . We may sell or transfer our interests to another entity, who will then have all of our rights but none of our obligations . Those obligations will continue to be ours . The rights we pass on to the new entity will not be subject to any defenses, claims or set - offs you may assert against us . All prior conversations, agreements and representations relating to this Agreement or Products are integrated herein . None of the terms of this Agreement shall be changed or modified except in writing duly executed by you and us . Any action by you against us must be commenced within one year after the cause of action arises or be forever barred . Time is of the essence with respect to the obligations of Customer under this Agreement . Any provision of this Agreement that is unenforceable in any jurisdiction shall, as to the jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions of this Agreement, and any such unenforceability in any jurisdiction shall not render unenforceable that provision in any other jurisdiction . ACCEPTANCE OF AGREEMENT THIS IS A BINDING CONTRACT. IT CANNOT BE CANCELED. READ IT CAREFULLY BEFORE SIGNING AND CALL US IF YOU HAVE ANY QUESTIONS. X Signature of Customer Date Accepted and Signed by Marlin Date ACCEPTANCE OF DELIVERY - ONLY THOSE AUTHORIZED TO SIGN ON BEHALF OF THE CUSTOMER SHOULD SIGN THIS ACCEPTANCE OF DELIVERY I CERTIFY THAT THE PRODUCTS ARE DELIVERED, INSTALLED AND WORKING PROPERLY. I AUTHORIZE MARLIN TO PAY THE VENDOR AND COMMENCE THIS AGREEMENT. X Authorized Signature Name and Title (Please Print) Date USPA FEDERAL LAW DISCLOSURE - www.marlinfinance.com/USPA To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. What this means to you: when you open an account, we will ask you for your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents. Under $100k Equipment Finance Agreement – Document #LCM - 021 - .02.2019 DocuSign Envelope ID: 16FDDEF9 - BC55 - 48F5 - AD89 - 631C11CB24F7 6/27/2019 454540049 CEO Title Peter Tezza Print Name of Signer D Smith Print Name of Signer Title CEO Peter Tezza 6/27/2019 THIS IS A COPY Eq uipmen t T F h i i s n i s a a n c o c p e y v A ie w g o r f e t h e e m A u e th o n r i t tative Copy held by the designated custodian

DocuSign Envelope ID: 16FDDEF9-BC55-48F5-AD89-631C11CB24F7

THIS IS A COPY
This is a copy view of the Authoritative Copy held by the designated custodian

Personal Guaranty

marlin capital solutions™

("We" or "Us"):
☐ Marlin Leasing Corporation | 300 Fellowship Road, Mt. Laurel, NJ 08054 | p: 888-479-9111 | f: 888-479-1100
☒ Marlin Business Bank | P.O. Box 1626, Mt. Laurel, NJ 08054 | marlincapitalsolutions.com

Agreement App #: 1367810 ***Customer Name:*** WebTez Inc d/b/a ModVans

The person(s) signing below intends to be legally bound by this personal guaranty (this "Guaranty") and understands that it cannot be revoked or cancelled. He/she also understands that he/she is entering into a **personal financial obligation** in favor of the entity identified above ("Marlin"). Each person represents that he/she is one of the owners, officers or directors of the Customer or will otherwise benefit from the Agreement identified above (the "Agreement"). He/she also knows that Marlin would not enter into the Agreement without first getting this Personal Guaranty.

In exchange for Marlin entering the Agreement, each person signing below hereby individually, personally, jointly and severally, and absolutely and unconditionally, guarantees to Marlin the prompt payment of all Agreement payments and other amounts owed by the Customer under the Agreement and all performance obligations of the Customer under the Agreement, including but not limited to costs of enforcement of the Agreement and Marlin's attorneys fees. Each person signing below represents that he or she has read the Agreement and understands all of its terms.

Each person signing below waives notice of acceleration, default, renewals, extensions, transfers, amendments and other changes in the terms of the Agreement and agrees to be bound by any and all such changes. Each person signing below waives (i) notice of the acceptance hereof by Marlin and of the creation and existence of the Agreement and (ii) any and all defenses otherwise available to a guarantor or accommodation party. Each person signing below agrees that Marlin may proceed against such person to enforce this Guaranty without first proceeding against the Customer, and also agrees that this guaranty will be enforceable even if the Customer goes out of business or into bankruptcy or otherwise cannot or does not pay. Settlements, renewals, extensions of time and other modifications of the Agreement shall be binding on each such person signing below. Each person agrees to be subject to legal proceedings in the jurisdiction identified in the Agreement and agrees that this guaranty shall be governed by such jurisdiction and any suit relating to this Guaranty may be brought in such jurisdiction. Each person signing below waives the right to trial by jury. Each person signing below expressly consents and agrees to pay all costs, including attorneys' fees (which shall include any fees incurred before or at trial, on any appeal and in any other proceeding). Each person agrees that a facsimile, copy or electronic version of this Guaranty and the signature(s) shall be as valid and binding as an original and will be admissible in court as final evidence of this Guaranty. This Guaranty shall be binding upon the parties' estates, heirs, successors and assigns of the undersigned, and shall inure to the benefit of the parties' estates, heirs, successors and assigns of Marlin. Without Marlin's prior written consent, undersigned will not transfer its obligations under this Guaranty or all or substantially all of its assets to any person or entity. Each person signing below authorizes Marlin to obtain credit bureau reports for credit evaluation and collection purposes and to share them with Marlin's affiliates, designees, and agents.

Each person signing below agrees that he/she shall not become a Blocked Person or own or hold, directly or indirectly, any ownership interest in any Blocked Person. "Blocked Person" means any person or entity that is now or at any time (A) on a list of Specially Designated Nationals issued by the Office of Foreign Assets Control ("OFAC") of the United States Department of the Treasury or any sectoral sanctions identification list, or (B) whose property or interests in property are blocked by OFAC or who is subject to sanctions imposed by law, including any executive order of any branch or department of the United States government or (C) otherwise designated by the United States or any regulator having jurisdiction or regulatory oversight over Marlin, to be a person with whom Marlin is not permitted to extend credit to or with regard to whom, a guarantor relationship may result in penalties against Marlin or limitations on a Marlin's ability to enforce a transaction.

DocuSigned by: Peter Tezza 6/27/2019
66D353795964458...

Signature of Guarantor #1 & Date	Signature of Guarantor #2 & Date	Signature of Guarantor #3 & Date
Peter Tezza		
Print Name	Print Name	Print Name
7018		
Social Security #	Social Security #	Social Security #

WISCONSIN RESIDENTS ONLY: MARITAL COMMUNITY: The undersigned Guarantor represents the the obligations herein are or will be incurred in the interest of the marriage or family and that a material economic benefit will accrue to the marriage community.

Signature of Guarantor #1 & Date	Signature of Guarantor #2 & Date	Signature of Guarantor #3 & Date

WISCONSIN, ARIZONA, NEVADA, NEW MEXICO AND WASHINGTON RESIDENTS ONLY: SPOUSAL CONSENT: The spouse(s) of the undersigned Guarantor(s) ("Spouse") who is not signing above as a Guarantor consents to this Guaranty and understands that the Guaranty shall bind his/her community property, but shall not bind his/her separate property.

Signature of Spouse #1 & Date	Signature of Spouse #2 & Date	Signature of Spouse #3 & Date
Print Name	Print Name	Print Name

COPY VIEW

Personal Guaranty - Document #LAM--0115.02.2019

This Page Intentionally left blank DocuSign Envelope ID: 16FDDEF9 - BC55 - 48F5 - AD89 - 631C11CB24F7 THIS IS A COPY This is a copy view of the Authoritative Copy held by the designated custodian